Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement Form S-8 pertaining to The Laclede Group, Inc., of our report dated March 26, 2013, with respect to the financial statements of the Laclede Gas Company Salary Deferral Savings Plan for the year ended September 30, 2012.

St. Louis, Missouri
February 5, 2014